SUB-ITEM 77Q1(e)
                            MEMORANDUM OF AGREEMENT

         This Memorandum of Agreement is entered into as of this 1st day of July, 2002 between Short-Term Investments Trust (the Trust"), on behalf of the fund listed on Exhibit "A" to this Memorandum of Agreement (the "Fund"), and A I M Advisors, Inc. ("AIM").

         For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and AIM agree as follows:

         The Trust and AIM agree until the date set forth on the attached Exhibit "A" that AIM will waive its fees of the Fund as set forth on Exhibit "A". Neither the Trust nor AIM may remove or amend the waivers to the Trust's detriment prior to the date set forth on Exhibit "A." AIM will not have any right to reimbursement of any amount so waived.

         The Trust and AIM agree to review the then-current waivers for the Fund listed on Exhibit "A" on a date prior to the date listed on that Exhibit to determine whether such waivers should be amended, continued or terminated. Unless the Trust, by vote of its Board of Trustees, or AIM terminates the waivers, or the Trust and AIM are unable to reach an agreement on the amount of the waivers to which the Trust and AIM desire to be bound, the waivers will continue for additional one-year terms at the rate to which the Trust and AIM mutually agree. Exhibit "A" will be amended to reflect that rate and the new date through which the Trust and AIM agree to be bound.

         It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall only bind the assets and property of the Fund, as provided in the Trust's Agreement and Declaration of Trust. The execution and delivery of this Memorandum of Agreement have been authorized by the Trustees of the Trust, and this Memorandum of Agreement has been executed and delivered by an authorized officer of the Trust acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Fund, as provided in the Trust's Agreement and Declaration of Trust.

         IN WITNESS WHEREOF, the Trust and AIM have entered into this Memorandum of Agreement as of the date first above written.

                                   Short-Term Investments Trust,
                                   on behalf of the Fund listed in Exhibit "A" to this Memorandum of Agreement

                                   By: /s/ Robert H. Graham
                                       ------------------------------------

                                   Title: President
                                         ----------------------------------


                                   A I M Advisors, Inc.


                                   By: /s/ Robert H. Graham
                                      -------------------------------------

                                   Title: President
                                          ---------------------------------

                                  EXHIBIT "A"

                          SHORT-TERM INVESTMENTS TRUST



       FUND                       WAIVER                      COMMITTED UNTIL
       ----                       ------                      ---------------

Treasury Portfolio        Advisory Fee waiver of               June 30, 2003
                          0.075% of the Advisory Fee
                          payments on average daily
                          net assets